Exhibit 99

UK ACQUISITION CORP.

ACTION OF THE BOARD OF DIRECTORS

BY WRITTEN CONSENT

IN LIEU OF MEETING

The undersigned, being all the directors of UK Acquisition Corp., a Louisiana corporation (the “Corporation”), do hereby consent to the taking of the following actions without a meeting of the Board of Directors of the Corporation and do hereby adopt the following resolutions by written consent pursuant to Section 12:81(C)(9) of the Business Corporation Law of the State of Louisiana:

RESOLVED, that the following persons be, and each of them with full authority to act without the others hereby is, authorized and directed to sign in the name and on behalf of the Corporation any amendment to the Schedule TO filed by the Corporation with the Securities and Exchange Commission with respect to US Unwired Inc. and to do and perform, or cause to be done and performed, all other such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation in connection therewith and is authorized to do and perform, or cause to be done and performed, all other acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation to the fullest extent permitted by the Articles of Incorporation and By-laws of the Corporation and the laws of State of Louisiana:

Charles R. Wunsch

Les H. Meredith

Steve M. Nielsen

This consent may be executed in more than one counterpart, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this consent as of the 28th day of July 2005.

/s/ Robert J. Dellinger
Robert J. Dellinger

/s/ Gary D. Forsee
Gary D. Forsee

/s/ Len J. Lauer
Len J. Lauer

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